Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Settlement Agreement” or “Agreement”) is made and entered into as of the 20th day of May, 2014 (the “Effective Date”), by and among Liquidmetal Technologies, Inc. (“LMT”) and Visser Precision Cast, LLC (“VPC”). LMT and VPC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS,

A.           The Parties have been engaged in a commercial relationship involving, among other things, the licensing and manufacture of products using Liquidmetal® amorphous alloy and VPC’s investment in the securities of LMT;

B.            The Parties have previously entered into a series of agreements relating to the aforesaid relationship (collectively, the “Prior Agreements”), including but not limited to a series of Agreements entered into on or about June 1, 2012, to wit:

1.	the Master Transaction Agreement;

2.	the Manufacturing Services Agreement;

3.	the VPC Sublicense Agreement;

4.	the Mutual Nondisclosure Agreement;

5.	the Subscription Agreement;

6.             two Common Stock Purchase Warrants, Common Stock Purchase Warrant No. 1 issued June 1, 2012 for the purchase of 11,250,000 shares of LMT common stock, and Common Stock Purchase Warrant No. 2 issued June 28, 2012 for the purchase of 3,750,000 shares of LMT common stock (collectively, the “Warrants”);

7.	the Registration Rights Agreement;

8.	the 6% Senior Convertible Note (“Note”); and

9.	the Security Agreement;

C.            A number of disputes and disagreements have arisen between the Parties concerning their commercial relationship, including but not limited to their respective rights and obligations under the Prior Agreements;

D.           On October 2, 2013, VPC gave LMT notice of what VPC contended was LMT’s breach of certain provisions of the Manufacturing Services Agreement;

E.            On November 4, 2013, VPC filed a Demand for Arbitration (the “Demand”) before the Judicial Arbiter Group in Denver, Colorado, captioned Visser Precision Cast, LLC v. Liquidmetal Technologies, Inc. No. 13-1788 (the “Arbitration”); on November 8, 2013, LMT filed a Counterclaim and Answer to Demand (the “Counterclaim”) in the Arbitration; and the Arbitration is currently set for a Final Hearing commencing on August 18, 2014; and

F.            In order to avoid further costs, continued expenditure of resources and the risks and uncertainties of the Arbitration, the Parties now desire to settle, compromise, and resolve the disputes between them; to terminate certain of the Prior Agreements; to modify certain of the Prior Agreements; to affirm the continued validity of certain of the Prior Agreements, as set forth in detail herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Mutual General Release

For and in consideration of the mutual promises and covenants set forth herein, the sufficiency of which are hereby acknowledged, the Parties, for and on behalf of themselves and their current or former parents, subsidiaries, affiliates, franchisees, former or current trustees, directors, officers, managers, shareholders, partners, joint venturers, agents, attorneys, employees, participants, members, associates, representatives, heirs, beneficiaries, insurers, predecessors, successors, assigns, and/or affiliated entities, do hereby release each other and their current or former parents, subsidiaries, affiliates, franchisees, former or current trustees, directors, officers, managers, shareholders, partners, joint venturers, agents, attorneys, employees, participants, members, associates, representatives, heirs, beneficiaries, insurers, predecessors, successors, assigns, and/or affiliated entities from any and all claims, liabilities, demands, suits, damages, losses, actions or causes of action, whether individual, representative, direct, indirect, or derivative, known or unknown, asserted or unasserted, latent or patent, that are, have been, could reasonably have been, or in the future might reasonably be asserted by any of them in any proceeding in any court or forum, regardless of legal theory or relief claimed, arising from, or in any way related to, any act, transaction, occurrence or event that occurred prior to the date of this Settlement Agreement and that arises from, or relates in any way to, any aspect of their relationship prior to the date of this Settlement Agreement (the “Released Claims”). Without limiting in any way the generality of the foregoing, this full waiver and release includes any and all charges, complaints, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected arising out of the facts or circumstance alleged by any Party in the Demand, the Counterclaim, or any other submission in the Arbitration. The Parties understand that, among the various rights and claims being waived in this Agreement, are those potentially or currently existing under any federal, state, and local laws, regulations and ordinances, as well as the right to recover attorneys’ fees.

Nothing in the foregoing paragraph shall be deemed to abrogate the right of either of the Parties to enforce the terms of this Settlement Agreement.

2.	Waiver of Rights under California Civil Code § 1542

Each of the Parties fully, finally and forever waives and relinquishes with respect to the Released Claims any and all provisions, rights and benefits conferred by section 1542 of the California Civil Code or by any law, statute or principle of common law of any state or territory of the United States or other country that is similar, comparable or equivalent to section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Parties acknowledge that this waiver of rights under Section 1542 of the California Civil Code has been separately bargained for and is an essential and material term of this Agreement and, without such waiver, this Agreement would not have been entered into.

3.	Dismissal of Arbitration

Upon the execution of this Agreement by the Parties, the Parties will jointly inform the Judicial Arbiter Group that the claims asserted by each of them in the Arbitration have been settled, and will take all actions necessary to effect a complete mutual dismissal of the Arbitration.

Following dismissal of the Arbitration, the Parties agree to keep confidential all documents and information disclosed in the Arbitration, including the pleadings filed in the Arbitration. The Parties will also comply with Section 10 of the Stipulated Protective Order Regarding Confidential Information which provides for the final disposition of materials disclosed in the Arbitration.

4.	Prior Agreements

The Parties hereby terminate each and all of the Prior Agreements, except to the extent specifically set forth herein:

4.1.	The Master Transaction Agreement, the Manufacturing Services Agreement, the Subscription Agreement and the Security Agreement are hereby terminated.

4.2	The Parties acknowledge that the Note has expired under its terms without LMT having requested or received any advances thereunder.

4.3

The Warrants are hereby replaced in their entirety by the Amended and Restated Common Stock Purchase Warrant as set forth in Exhibit A hereto for the purchase of 18,611,079 shares of LMT common stock at an exercise price of $0.17731 per share (the “New Warrant”), the terms of which are incorporated herein.

4.4	The VPC Sublicense Agreement is amended and restated as set forth in Exhibit B hereto, the terms of which are incorporated herein.

4.5	The Mutual Nondisclosure Agreement is amended and restated as set forth in Exhibit C hereto, the terms of which are incorporated herein.

4.6	The Registration Rights Agreement is amended and restated as set forth in Exhibit D hereto, the terms of which are incorporated herein.

5.	Inquiries from Third Parties

The Parties agree that, in response to inquiry from any third party, they shall not characterize in any way the terms of their dispute or this Agreement, other than to state that their dispute has been resolved on mutually agreeable terms.

6.	Non-Admission

In entering into this Agreement and exchanging the consideration described herein, no Party is admitting any fault or liability of any kind whatsoever to each other or to any third party. Nothing in this Agreement is or shall be construed to be an admission of liability or wrongdoing by any Party or any other person. The Parties further agree and acknowledge that neither this Agreement, nor the terms thereof or negotiations relating thereto, shall be offered in evidence in any action or proceeding for any purpose whatsoever, except to enforce the terms hereof or in any proceeding in which the terms of this Agreement are applicable.

7.	Ownership of LMT Stock

7.1	Common Shares. The Parties hereby acknowledge and agree that:

(a)	VPC currently owns 29,000,000 shares of LMT common stock (the “VPC Shares”). The VPC Shares are validly issued, fully paid and nonassessable;

(b)	Ryan Coniam, the President of VPC, currently owns 1,000,000 shares of LMT common stock (the “Coniam Shares”). The Coniam Shares are validly issued, fully paid and nonassessable;

(c)	Norden, LLC, an affiliate of VPC, currently owns 6,870,307 shares of LMT’s common stock (the “Norden Shares”). The Norden Shares are validly issued, fully paid and nonassessable; and

(d)

VPC currently owns the Warrants. As a result of certain adjustments required pursuant to Section 9(c) of the Warrants, LMT represents and warrants that as of the date hereof, the Warrants represent the right to purchase a total of 18,611,079 shares of LMT common stock (the “Warrant Shares”) at an exercise price of $0.17731 per share.

7.2	Removal of Lock-Up.

(a)

The Prior Agreements imposed certain restrictions on the transfer of the VPC Shares, the Coniam Shares, the Warrants and the Warrant Shares. In particular, Section 6 of the Subscription Agreement provided that, subject to limited exceptions, the holder of the VPC Shares, Coniam Shares, Warrants and Warrant Shares may not directly or indirectly sell, transfer or otherwise dispose of all or any portion of the VPC Shares, the Coniam Shares, the Warrants or the Warrant Shares until December 31, 2016. In addition, Section 14 of each Warrant provided that, subject to limited exceptions, the holder of Warrants and the Warrant Shares may not directly or indirectly sell, transfer or otherwise dispose of all or any portion of the Warrants or the Warrant Shares until December 31, 2016. The transfer restrictions described above, as they appear in the Subscription Agreement, Warrants and in any other Prior Agreement, are referred to herein as the “Lock-Up.”

(b)	The Norden Shares are not subject to the Lock-Up or any other restrictions on transfer and they may be sold at any time without limitation.

(c)	The parties agree that the Lock-Up on the VPC Shares, Coniam Shares, New Warrant, and Warrant Shares shall terminate as of the Effective Date of this Agreement and be of no further force or effect.

7.3

Affiliate Status. The Parties acknowledge and agree that, as of the Effective Date, VPC, Norden and Coniam are not “affiliates” of LMT, as such term is defined in Rule 144 under the Securities Act of 1933, as amended (“Rule 144”). Assuming there is no change in the facts and circumstances which might cause VPC, Norden or Coniam to be deemed an affiliate of LMT, LMT agrees that it will treat VPC, Norden and Coniam as non-affiliates of LMT for purposes of sales of restricted stock pursuant to Rule 144.

7.4	Reissuance of VPC Shares, Coniam Shares and Warrants.

(a)

Immediately after the Effective Date of this Agreement, LMT shall (i) instruct its transfer agent to issue and deliver a stock certificate representing the VPC Shares to VPC free of any legend or instruction that would limit or restrict the transfer of the VPC Shares and (ii) issue the New Warrant in the form attached hereto as Exhibit A covering a total of 18,611,079 shares of LMT common stock at an exercise price of $0.17731 per share.

(b)

Immediately after the Effective Date of this Agreement, LMT shall instruct its transfer agent to reissue (i) a stock certificate representing the Coniam Shares to Coniam free of any legend or instruction that would limit the transfer of the Coniam Shares and (ii) a stock certificate representing the Norden Shares to Norden free of any legend or instruction that would limit the transfer of the Norden Shares.

(c)

At VPC’s request, LMT shall provide assurances to its transfer agent and to any selling broker proposed to be used by VPC, Coniam or Norden that LMT is of the view that VPC, Coniam and Norden are not affiliates of LMT for purposes of Rule 144 and that, in LMT’s view, VPC, Coniam and Norden may therefore sell the VPC Shares, Coniam Shares and Norden Shares, respectively, without regard to the volume limitation contained in paragraph (c) of Rule 144.

7.5	Sale Limitations Subsequent to the Effective Date of this Agreement.

(a)

As of the Effective Date of this Agreement, LMT shall not impose any limit on the timing or number of Coniam shares that may be sold or transferred; provided, that Coniam is solely responsible for ensuring that any sale of the Coniam shares is carried out in compliance with applicable law, including but not limited to the antifraud provisions of applicable federal and state securities laws.

(b)

In the event VPC exercises the New Warrant to acquire Warrant Shares, the Warrant Shares shall be issued free of transfer restrictions (except for a customary restriction on transfer based on the registration requirements contained in Section 5 of the Securities Act of 1933) and LMT shall impose no limit on the timing or number of Warrant Shares that may be sold or transferred (except to the extent of customary restrictions on transfer based on the registration requirements contained in Section 5 of the Securities Act of 1933); provided, that VPC is solely responsible for ensuring that any sale of shares by VPC is carried out in compliance with applicable law, including but not limited to the antifraud provisions of applicable federal and state securities laws.

(c)	VPC hereby agrees that its sale or transfer of VPC Shares will comply with the following limitations:

(i)    Up to 7,250,000 VPC Shares may be sold or transferred at any time following the Effective Date of this Agreement;

(ii)  Up to an additional 10,875,000 VPC Shares may be sold or transferred at any time after three months after the Effective Date. Notwithstanding the foregoing, if the “last price” or “closing price” of LMT common stock, as reported by the OTC Bulletin Board, equals or exceeds $.30 per share on any single day at any time after the Effective Date and on or prior to three months following the Effective Date, then VPC may sell or transfer up to the additional 10,875,000 VPC Shares described in this paragraph at any time thereafter.

(iii) The remaining 10,875,000 VPC Shares may not be sold or transferred until six months after the Effective Date of this Agreement. Notwithstanding the foregoing, if the “last price” or “closing price” of LMT common stock, as reported by the OTC Bulletin Board, equals or exceeds $.40 per share on any single day at any time after the Effective Date and on or prior to the six months following the Effective Date, then all 29,000,000 VPC Shares may be sold or transferred at any time thereafter.

8.	Open Balances for Work Performed by VPC

The Parties agree that as of the date of this Agreement, LMT owes $81,373.55 to VPC for work that VPC has completed under the terms of Manufacturing Services Agreement. LMT agrees to pay this balance owed upon execution and delivery of this Agreement.

9.	Publicity

Following the execution of this Agreement by the Parties, LMT shall file a Form 8-K with the Securities and Exchange Commission in the form attached hereto as Exhibit E, and shall issue a press release in the form attached hereto as Exhibit F.

10.	Independent Counsel and Advice

Each Party represents that it has had the benefit and advice of independent counsel of its own choice throughout the negotiations that preceded the execution of this Agreement, or that it had the opportunity to seek such advice.

11.	Authority; Binding Effect; Legality

11.1	Each of the Parties hereto represents and warrants, solely with respect to such Party, that:

(a)

It is (i) duly incorporated or formed, validly existing and in good standing in its state of formation, and (ii) qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership or property requires that it be qualified, except in the case of clause (ii) to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Party taken as a whole.

(b)

The execution, delivery and performance of this Agreement and the New Warrant, the Amended and Restated VPC Sublicense Agreement, the Amended and Restated Mutual Nondisclosure Agreement, and the Amended and Restated Registration Rights Agreement (this Agreement and such other Agreements, collectively, the “Settlement Documents”) by such Party have been duly authorized by all requisite action by such Party and do not conflict with such Party’s certificate of incorporation or formation, bylaws, and/or operating agreement.

(c)

Neither the execution and delivery of this Settlement Documents nor the consummation of the transactions contemplated hereby or thereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any governmental authority or conflict with, result in a breach of, or constitute a default under any contract, lease, license, instrument or other arrangement to which such Party is bound (without regard to lapse of time, the giving of notice, or any combination thereof). No authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any federal, regional, state, local or regulatory or administrative authority or any other person (“Approval”) is required for such Party’s execution and delivery of the Settlement Documents, except for Approvals that have previously been obtained and a copy of which have been provided to the other Party; and all such Approvals are in full force and effect.

(d)

The execution and delivery of each Settlement Document constitutes the legal, valid and binding obligations of such Party, enforceable in accordance with the respective terms of each Settlement Document, except as the enforceability hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(e)

Such Party is authorized to execute this Settlement Agreement on behalf of its officers, directors, beneficiaries, representatives, employees, agents, affiliates, subsidiaries, attorneys, insurers, successors, predecessors and assigns

11.2

LMT represents and warrants that as of the Effective Date, LMT is not a party to any agreement providing for, and is not currently engaged and has not been engaged within the past six (6) months, in any discussions or negotiations with any third party with respect to: (a) the sale of all or substantially all of LMT’s stock, assets or business (regardless of the form which such a transaction might take), or (b) an exclusive manufacturing agreement, or (c) except as disclosed pursuant to Attachment A of the Amended and Restated VPC Sublicense Agreement, an exclusive license of the LMT Technology within a particular industry. LMT further represents and warrants that as of the Effective Date, except as disclosed pursuant to Attachment A of the Amended and Restated VPC Sublicense Agreement, LMT is not a party to any agreement providing for, and is not currently engaged in any discussions or negotiations with any third party with respect to, any license of the LMT Technology within a particular industry.

12.	Warranty of Signatories

Each person who signs this Agreement in a representative capacity represents and warrants that he or she is duly authorized to do so.

13.	Effectuation of this Settlement Agreement

Each Party agrees to cooperate fully with the other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other Party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement..

14.	Scope of Settlement Agreement; Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties hereto as well as their administrators, trustees, executors, beneficiaries, receivers, conservators, representatives, parents, subsidiaries, affiliates, successors and assigns.

15.	Governing Law, Resolution of Disputes and Arbitration

Except to the extent set forth in Section 4(d) and 4(e) of the Amended and Restated Mutual Nondisclosure Agreement attached as Exhibit C hereto, this Agreement and all agreements attached as Exhibits hereto shall be governed by the provisions of this Section 15.

(a)

This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of New York other than such laws and cases that would result in the application of the laws of a jurisdiction other than the State of New York. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

(b)

If the Parties are not able to resolve a controversy, claim or dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach of this Agreement within fourteen (14) days after the dispute has arisen, then the dispute shall be escalated to the senior management of each Party for resolution. If the senior management is not able to resolve the dispute within a fourteen (14) day period, then the matter may be submitted by any Party to binding arbitration as set forth herein.

(c)

Any controversy, claim or dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach of this Agreement that cannot reasonably be resolved by the Parties pursuant to the procedures set forth in the preceding subsection shall be submitted to and settled exclusively and finally by binding arbitration in accordance with the rules of the American Arbitration Association (the “AAA Rules”), except as such AAA Rules are modified pursuant to this Section. The arbitration procedure shall be governed by the Federal Arbitration Act.

(d)

The arbitration shall be conducted before a single arbitrator from the American Arbitration Association (“AAA”) selected by the Parties provided, however, that if the Parties cannot agree on an arbitrator within fourteen (14) days after submission of the dispute to the AAA, the arbitrator will be appointed by the AAA.

(e)	Any arbitration shall be conducted in Salt Lake City, Utah, United States.

(f)

No less than thirty (30) days prior to the date on which the arbitration proceeding is to begin, each Party shall submit to the other Party or Parties the documents and list of witnesses it intends to use in the arbitration. At any oral hearing of evidence in connection with the arbitration, each Party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing Party or Parties.

(g)

The arbitrator shall apply the substantive Laws of the State of New York to any decision issued, and the arbitrator shall be so instructed. The arbitrator shall issue a written opinion stating the findings of fact and conclusions of law upon which a decision is based. Subject to subsection (h) below, the decision of the arbitrator shall be final and binding and may, in appropriate circumstances, include injunctive relief, punitive damages or any other form of legal or equitable relief available under New York law for the claims asserted. Judgment on such award may be entered in any court or appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the Party seeking to enforce that award may elect. Any arbitration award for money damages shall be in United States Dollars. The arbitrator shall be bound by the provisions of this Agreement and shall not have the authority to amend this Agreement to effect an award.

(h)

A Party may seek judicial review of an award made by the arbitrator; provided however, that the scope of such review shall be limited to a claim that the award was procured by corruption, fraud or other undue means.

(i)	Each Party shall each bear its own costs, expenses, and attorneys fees, and an equal share of the arbitrator’s and administrative fees of arbitration.

16.	Severability

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

17.	Construction of this Agreement

In any construction to be made of this Agreement, the same shall not be construed against any Party on the basis that the Party was the drafter. Rather, the language of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the Parties.

18.	No Waiver of Breach

No waiver of any breach of any term or provisions of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach. Failure to enforce, or delays in enforcing, the terms of this Agreement against any breach thereof will not act as a waiver of any such breach or of any subsequent breach.

19.	Sufficiency of Consideration

The Parties acknowledge that the covenants contained in this Agreement provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

20.	Entire Agreement; Modifications

This Agreement sets forth the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior agreements and understandings concerning such subject matter, whether oral or written. This Agreement may not be modified except by a writing signed by the Parties hereto.

21.	Headings

The headings contained in this Agreement are for the convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

22.	Binding Upon Signature; Survival

This Agreement shall be binding upon the Parties when signed. The representations and warranties contained in this Agreement shall survive the execution, delivery and consummation of this Agreement.

23.	Signatures in Counterparts

This Agreement may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed by the delivery of an original executed counterpart signature page by facsimile or electronic transmission.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties and is effective as of the first date written above.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Tom Steipp
Name:	Tom Steipp
Title:	President/CEO

VISSER PRECISION CAST, LLC

By:	/s/ Gregory A. Ruegsegger
Name:	Gregory A. Ruegsegger
Title:	Vice President